EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POZEN INC.

POZEN Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.                                    The name of the Corporation is POZEN Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 25, 1996 and amended and restated on October 10, 2000.

B.                                    This Second Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

C.                                    The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is POZEN Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of  New Castle, 19808.  The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is one hundred (100) shares of common stock, par value $0.001 per share.

ARTICLE V

The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors of the Corporation (the “Board”).

ARTICLE VI

The Corporation shall have a perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws without the assent or vote of the stockholders.

ARTICLE VIII

1.                                      Elections of directors need not be by written ballot unless the Bylaws shall so provide.

2.                                      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE IX

1.                                      A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)                                     for any breach of the director’s duty of loyalty to the Corporation or its stockholders,

(ii)                                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(iii)                               under Section 174 of the DGCL, or

(iv)                              for any transaction from which the director derived an improper personal benefit.

2.                                      If the DGCL is amended, changed or modified to authorize corporate action further eliminating or limiting the personal liability of directors to the Corporation, its stockholders or third parties, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, changed or modified.  Any repeal, amendment or modification of the provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation relating to claims arising in connection with events which took place prior to the date of such repeal, amendment or modification.

ARTICLE X

1.                                      The Corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative (including a grand jury proceeding), by reason of the fact that he or she (i) is or was a director or officer of the Corporation or, (ii) as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof; provided however, that, except as provided in Section 2 of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with an action, suit or proceeding, (or part thereof) initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board.  Such right to indemnification shall include at the option of the Board the right to payment by the Corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

2.                                      Any indemnification or advancement of expenses required under this Article shall be made promptly, and in any event within sixty (60) days, upon the written request of the person entitled thereto.  If a determination by the Corporation that the person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved such request.  If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within sixty (60) days, the right to indemnification and advancement of expenses as granted by this Article shall be enforceable by the person in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim of advancement of expenses pursuant to this Article where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Board, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor the fact that there has been an actual determination by the Corporation (including the Board, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.                                      The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to any person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any repeal or modification of the provisions of this Article X shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

4.                                      The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, the DGCL or otherwise.

5.                                      If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated, by the DGCL or by any other applicable law.

ARTICLE XI

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, in a summary fashion, upon the application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  if a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XII

The Corporation expressly elects not to be governed by Section 203 of the DGCL, as amended from time to time, relating to business combinations with interested stockholders.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 5th day of February, 2016.

POZEN INC.

By:	/s/ Adrian Adams
Name: Adrian Adams
Title: Chief Executive Officer